Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Michael J. Koss
January 24, 2019		Chairman & CEO
(414) 964-5000
mjkoss@koss.com

Koss Corp. Releases Second Quarter Results

Milwaukee, Wisconsin: Koss Corporation (NASDAQ SYMBOL: KOSS), the U.S. based high-fidelity headphone company, has reported its second quarter results for the quarter ended December 31, 2018.

Sales for the second quarter were $5,411,227, which is a 8.1% decrease from sales of $5,890,861 for the same three month period one year ago. The three month net income was $134,121, compared to a net loss of $2,940,593 for the second quarter last year. Diluted and basic income per common share for the quarter was $0.02 compared to diluted and basic loss per common share of $0.40 for the three month period one year ago.

Sales for the six months ended December 31, 2018, decreased 6.5% from $11,974,916 in the same period last year to $11,196,066 in the current year. The six month net income was $201,532 compared to a net loss of $2,918,624 for the same period last year. Diluted and basic income per common share was $0.03 for the six months ended December 31, 2018 compared to a loss per common share of $0.40 for the same six month period one year ago.

"Changes in product promotion at a mass retail customer and declines at certain domestic distributors caused the decline in sales," Michael J. Koss, Chairman and CEO, said today. "Fortunately, we began to see some continued strength in export sales to help offset the domestic declines. New products, especially wireless products, were critical to the increased export sales. Net income improvements reflect spending reductions related to the lower sales volumes."

"The losses last year in the quarter and first six months reflected the new tax law and adjustment to the valuation allowance for deferred tax assets," Mr. Koss explained. "The tax expense last year was approximately $3 million despite having positive income for both the quarter and first six months."

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Koss Corporation markets a complete line of high-fidelity headphones, wireless Bluetooth® speakers, computer headsets, telecommunications headsets, active noise canceling headphones, wireless headphones, and compact disc recordings of American Symphony Orchestras on the Koss Classics® label.
This press release contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "may," "will," "should," "forecasts,"

Exhibit 99.1

"predicts," "potential," "continue," or the negative of such terms and other comparable terminology. These statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties. Actual events or results may differ materially. In evaluating forward-looking statements, you should specifically consider various factors that may cause actual results to vary from those contained in the forward-looking statements, such as general economic conditions, in particular, consumer demand for the Company's and its customers' products, competitive and technological developments, foreign currency fluctuations, and costs of operations. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances or new information. In addition, such uncertainties and other operational matters are discussed further in the Company's quarterly and annual filings with the Securities and Exchange Commission.

Exhibit 99.1

KOSS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
	December 31		December 31
	2018	2017	2018	2017
Net sales	$5,411,227	$5,890,861	$11,196,066	$11,974,916
Cost of goods sold	3,748,732	4,013,857	7,702,387	8,414,262
Gross profit	1,662,495	1,877,004	3,493,679	3,560,654

Selling, general and administrative expenses	1,530,626	1,800,304	3,263,520	3,448,010
Unauthorized transaction related costs (recoveries), net	(2,252)	(1,771)	28,602	(16,180)
Interest expense	—	2,526	—	5,218
Income before income tax provision	134,121	75,945	201,557	123,606

Income tax provision	—	3,016,538	25	3,042,230

Net income (loss)	$134,121	$(2,940,593)	$201,532	$(2,918,624)

Income (loss) per common share:
Basic	$0.02	$(0.40)	$0.03	$(0.40)
Diluted	$0.02	$(0.40)	$0.03	$(0.40)
Weighted-average number of shares
Basic	7,404,831	7,382,706	7,397,291	7,382,706
Diluted	7,413,391	7,382,706	7,423,517	7,382,706